BPC HOLDING CORPORATION

CONSENT OF DIRECTORS IN LIEU OF
  BOARD OF DIRECTORS’ MEETING

The undersigned, being all of the directors of BPC Holding Corporation, a Delaware corporation (the “Corporation”), do hereby consent without a Board of Directors’ meeting, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, to the adoption of the following resolutions:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by striking out Article I thereof and by submitting in lieu of said Article the following new Article:

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

BERRY PLASTICS HOLDING CORPORATION

RESOLVED, that the Board of Directors finds the adoption of the amendment set forth in the foregoing resolution advisable and in the best interests of the Corporation and its stockholder.

RESOLVED, that the Corporation seek the approval and adoption (collectively, the “Approval”) by the stockholders of the Corporation of the Amendment (as defined below) pursuant to Section 228 and 242 of the General Corporation Law of the State of Delaware (the “GCL”).

RESOLVED, that the Certificate of Amendment (the “Amendment”) of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A be adopted, in accordance with Section 228 and 242 of the GCL, and, following the Approval, if any, be filed with the Secretary of State of the State of Delaware.

RESOLVED, that the Amended and Restated By-Laws of the Corporation be, and hereby are, amended by striking out the title “AMENDED AND RESTATED

BY-LAWS OF BPC HOLDING CORPORATION” and by submitting in lieu of said title the following new title:

“AMENDED AND RESTATED BY-LAWS OF BERRY PLASTICS HOLDING CORPORATION”.

RESOLVED, that the Amended and Restated By-Laws of the Corporation be, and hereby are, further amended by striking out Section 1.01 thereof and by submitting in lieu of said Section 1.01 the following new Section 1.01:

“REGISTERED OFFICE The registered office of Berry Plastics Holding Corporation (the “Corporation”) shall be established and maintained at the office of The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street Wilmington, County of New Castle, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the Corporation in charge thereof.”

RESOLVED, that the officers of the Corporation be, and each of them hereby is, in accordance with the foregoing resolutions, authorized and directed, for and on behalf of the Corporation, to take all action and execute all documents and make such filings pursuant to federal, state, local and foreign laws as any of them may deem appropriate to effectuate and carry out the purposes of the foregoing resolutions.

RESOLVED, that all actions heretofore taken by any of the officers, representatives or agents of the Corporation, by or on behalf of the Corporation or any of its affiliates in connection with the foregoing resolutions be, and each of the same hereby is, ratified and approved.

DATED as of the 24th day of October, 2006.

                            ______________________________________
Anthony Civale
Director

                            ______________________________________
Robert Seminara
Director

                            _______________________________________
Ira G. Boots
Director

EXHIBIT A

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